Exhibit 10.20.1

AMENDMENT TO STOCK PURCHASE AGREEMENT

THIS AMENDMENT TO THE STOCK PURCHASE AGREEMENT (this “Amendment”), dated as of December 30, 2004, is made and entered into by and between Advanced TelCom Group, Inc. (the “Seller”) and Eschelon Telecom, Inc. (the “Purchaser”).

WHEREAS,  the Seller and the Purchaser are parties to that certain Stock Purchase Agreement, dated October 13, 2004 (the “Stock Purchase Agreement”) pursuant to which Seller has agreed to sell and Purchaser has agreed to purchase all of the issued and outstanding shares of common stock, par value $.001 per share (the “Shares”) of Advanced TelCom, Inc., a Delaware corporation;

WHEREAS, pursuant to the terms and conditions of this Amendment, the parties desire to amend to the Stock Purchase Agreement as provided herein; and

WHEREAS, as more fully set forth herein, the parties to the Stock Purchase Agreement intend the purchase to be completed and effective as of 11:59 p.m. on December 31, 2004;

NOW, THEREFORE, in consideration of the foregoing recitals and the agreements herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree that the Agreement shall be amended as follows:

1.             Closing and Effective Date.  Notwithstanding any provision in Section 2.3 of the Stock Purchase Agreement to the contrary, the parties hereto acknowledge and agree, that because December 31, 2004 is not a Business Day, the Closing shall occur on December 30, 2004 but shall be effective for all purposes as of 11:59 p.m. on December 31, 2004.

2.             Amendment to Section 3.2.  Section 3.2 of the Stock Purchase Agreement shall be amended to read in its entirety as follows:

3.2           No Ongoing or Transition Services.  Except for such services, if any, expressly provided for in a transition services agreement executed and delivered at the Closing, all data processing, accounting, insurance, banking, personnel, legal, communications and other services provided to the Companies by the Seller or any Affiliate of the Seller, including any agreements or understandings (written or oral) with respect thereto, shall terminate upon the Closing.

3.             Amendment to Section 4.12.  The first sentence of Section 4.12(a) shall be amended to remove the word to “ATG” and replace such word with “Seller.”

4.             Amendment to Section 7.1(g).  Section 7.1(g) of the Stock Purchase Agreement shall be amended to read in its entirety as follows:

(g)           Flexible and Dependent Care Spending Accounts.  The Seller (or one of its Affiliates) shall, as of and after the Closing Date, retain all 2004 contributions of each ATI Employee then participating in the GE flexible spending accounts (the “Seller Flexible Benefits Plan”).  All claims for reimbursement which have not been paid as of the Effective Date shall be processed and paid pursuant to and under the terms of the Seller Flexible Benefits Plan.

5.             Deletion of Section 8.1(d)(i).  Section 8.1(d)(i) of the Stock Purchase Agreement shall be deleted in its entirety and shall be of no further force or effect.

6.             Waiver of Closing Conditions in Section 8.1(f).  Purchaser does hereby acknowledge and agree that the conditions set forth in Section 8.1(f) of the Stock Purchase Agreement have been satisfied in full and does hereby waive any further compliance with such section as a condition to Closing.

7.             Amendment to Section 9.2(a).   Section 9.2(a) of the Stock Purchase Agreement shall be amended to read in its entirety as follows:

(a)           The Seller hereby indemnifies the Purchaser against and agrees to hold it harmless from any and all damages, loss, liability and expense (including, without limitation, reasonable expenses of investigation and reasonable attorney’s fees and expenses actually incurred in connection with any action, suit, or proceeding whether involving a third party claim or claim solely between the parties hereto) (“Damages”) incurred or suffered by the Purchaser arising out of (i) any misrepresentation or breach of warranty or breach of covenant or agreement made or to be performed by the Seller pursuant to this Agreement, (ii) the Retained Assets or the Retained Liabilities or (iii) the ownership and operation of the Business prior to the Closing, provided that, notwithstanding anything herein to the contrary:

(A)          Seller shall not have any liability for any Damages arising out of or with respect to the condition (including breaches) or suitability for use of the Assets (other than pursuant to clause (i) of Section 9.2(a));

(B)           Seller shall not have any liability for any Damages arising out of or with respect to any credits, liabilities or obligations of the Companies or the Business resulting from actions, events or circumstances occurring prior to the Closing and that, in the ordinary course of business and in accordance with the terms of such credits, liabilities or obligations, were not payable or should not have been satisfied or discharged prior to Closing (other than pursuant to clauses (i) and (ii) of Section 9.2(a));

(C)           the Purchaser shall not make a claim against the Seller for indemnification under Section 9.2 for Damages unless and until the aggregate amount of such Damages exceeds $100,000 (the “Seller Basket”), in which event the Purchaser may claim indemnification only for Damages in excess of the Seller Basket; provided, however, the Seller Basket shall not apply to any claim for Damages relating to liabilities or obligations of the Companies or the Business resulting from actions, events, or circumstances prior to the Closing and that, in the ordinary course of business and in accordance with the terms of such credits, liabilities or obligations and Section 6.3, should have been satisfied or discharged prior to Closing; and

(D)          the aggregate maximum liability of the Seller under clause (i) of this Section 9.2(a) shall not exceed $6,875,000.

8.             Amendment to Schedule.  Paragraph 5 of Schedule 2.7 shall be amended to read in its entirety as follows:

5.     The processing costs incurred by ATI prior to or on the Closing Date for the management of all benefit plans, insurance programs, payroll and other processes/systems associated with employee compensation or benefits.

9.             No Other Amendment.  Except as expressly provided in this Amendment, the Stock Purchase Agreement is, and shall continue to be, in full force and effect in accordance with its terms, without amendment thereto, and is, in all respects, ratified and confirmed.

10.           Miscellaneous.  This Amendment shall be subject to the provisions set forth in Article X of the Stock Purchase Agreement, which are incorporated herein by this reference with the same force and effect as if set forth herein.

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Signature page follows.

IN WITNESS WHEREOF, in accordance with Sections 10.5 and 10.6 of the Stock Purchase Agreement, the parties hereto have caused this Amendment to the Stock Purchase Agreement to be duly executed, as of the date first above written.

ADVANCED TELCOM GROUP, INC.

By:	/s/ David M. O’Neill
David M. O’Neill
President

ESCHELON TELECOM, INC.

By:	/s/ Richard A. Smith
Richard A. Smith
President and CEO